Exhibit 99.1

News Release

FREYR Battery Chooses Mpac Lambert for Supply of Battery Cell Assembly
Equipment Package to Customer Qualification Plant

LUXEMBOURG, July 26, 2021, FREYR Battery (“FREYR”), a developer of clean, next-generation battery cell production capacity, has signed a contract with Mpac Lambert for the supply of the casting and unit cell assembly equipment package to the battery cell production line at FREYR’s Customer Qualification Plant (“CQP”) in Mo i Rana, Norway. Preparatory work on the facility is already ongoing with a targeted start of initial operations in the second half of 2022.

Mpac Lambert, a UK-based developer of automation and mass production solutions, was prequalified to participate in the competitive tender following nearly three years of cooperation with 24M Technologies (“24M”) on industrializing and scaling 24M’s SemiSolid lithium-ion battery platform technology. The company will leverage 24M’s innovative battery casting technology and in-house expertise and experience in automation and mass production systems to construct and install the equipment.

“The casting and unit cell assembly sits at the heart of the battery cell production process. This is FREYR’s first contract for critical production line machinery, and we are excited to take the important step towards achieving the milestones outlined in our project plan. We expect to commence construction in August 2021. FREYR looks forward to announcing other contract awards for other equipment to the CQP in due course,” said Einar Kilde, EVP Projects at FREYR.

The contract with Mpac Lambert also grants FREYR options for delivery of the casting and unit cell assembly equipment packages for FREYR’s planned Gigafactories.

“We are delighted to be a partner to FREYR to support them in their vision and play our part as Mpac automation ecosystems to provide know-how, equipment and services to industrialize the battery cell energy storage device production,” said Tony Steels, the CEO of Mpac.

“FREYR continues to advance Norway’s first lithium-ion battery cell manufacturing facility at industrial scale with a production line developed to our own specifications. The CQP will be used to optimize and industrialize 24M’s technology to produce clean, low-cost and high-energy density battery solutions based on renewable energy. We look forward to establishing a long-term partnership with Mpac Lambert through the CQP and potential later Gigafactory development,” said Tom Einar Jensen, the CEO of FREYR.

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About FREYR Battery

FREYR plans to develop up to 35 GWh of battery cell production capacity in Norway and additional 8 GWh via joint ventures in Norway and/or the Nordic region by 2025 to position the company as one of Europe’s largest battery cell suppliers. Five of the facilities will be located in the Mo i Rana industrial complex in Northern Norway, leveraging Norway’s highly skilled workforce and abundant, low-cost renewable energy sources from hydro and wind in a crisp, clear and energized environment. FREYR will supply safe, high energy density and cost competitive clean battery cells to the rapidly growing global markets for electric vehicles, energy storage, and marine applications. FREYR is committed to supporting cluster-based R&D initiatives and the development of an international ecosystem of scientific, commercial, and financial stakeholders to support the expansion of the battery value chain in our region. For more information, please visit www.freyrbattery.com.

About Mpac Group

Mpac Group plc is a global leader in high-speed packaging and automation solutions. The Company serves blue chip customers throughout the world in the essential and growing sectors of healthcare, pharmaceutical and food and beverage, Headquartered in the UK, the Company has strategically located manufacturing and service locations in North America, Europe and Asia to provide customers with local support through its highly respected subsidiaries: Lambert, Langen and Switchback.

Forward-looking Statements

The information in this press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of present or historical fact included in this press release, including, without limitation, regarding the development, timeline, capacity and other usefulness of FREYR’s CQP and planned Gigafactories, the success of the Mpac casting and unit cell assembly equipment package in the CQP or other future plants, the development and commercialization of 24M SemiSolid technology, FREYR’s manufacturing capacity relative to other market participants, and the development of customer and supplier relationships are forward-looking statements.

These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside FREYR’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to the following: (i) FREYR faces significant barriers in its attempts to scale and commercialize the SemiSolid lithium-ion battery platform cell technology and related manufacturing processes, which may not be successful, (ii) FREYR may encounter substantial delays in the development, manufacture, regulatory approval, and launch of FREYR’s battery cells and building out of the CQP or other planned plants, which could prevent FREYR from commercializing products on a timely basis, if at all, (iii) FREYR’s licensing strategy relies heavily on 24M’s process and technology, and any disagreements with 24M may impede FREYR’s ability to maximize the benefits of its licensing strategy, and (iv) FREYR may not be able to engage target customers successfully and convert such contacts into meaningful orders in the future. FREYR cautions that the foregoing list of factors is not exclusive. Additional information about factors that could materially affect FREYR is set forth under the “Risk Factors” section in FREYR’s Registration Statement on Form S-4 filed with the Securities and Exchange Commission on March 26, 2021, as amended, and available on the SEC’s website at www.sec.gov.

Except as otherwise required by applicable law, FREYR disclaims any duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release. Should underlying assumptions prove incorrect, actual results and projections could different materially from those expressed in any forward-looking statements.

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Contact details:

FREYR Battery

For investor inquiries, please contact:

Jeffrey Spittel, Vice President, Investor Relations

jeffrey.spittel@freyrbattery.com

Tel: (+1) 281-222-0161

Harald Bjørland, Investor Relations

harald.bjorland@freyrbattery.com

Tel: (+47) 908 58 221

For media inquiries, please contact:

Hilde Rønningsen, Director of Communications

hilde.ronningsen@freyrbattery.com

Tel: (+47) 453 97 184

Mpac Group
Nick Lyon / Nick Moore, Hudson Sandler	mpac@hudsonsandler.com

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